Exhibit 4.1

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

This Amendment No. 1 to Rights Agreement (this “Amendment”), dated as of March 1, 2013, by and between iParty Corp., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Rights Agent”), amends that certain Rights Agreement, dated as of October 7, 2011, by and between the Company and the Rights Agent (the “Rights Agreement”).

The Company and the Rights Agent have heretofore executed and entered into the Rights Agreement.  Pursuant to Section 26 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 26 thereof, and the Company desires and directs the Rights Agent to so amend the Rights Agreement.  All acts and things necessary to make this Amendment a valid agreement according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects authorized by the Company and the Rights Agent.

In consideration of the foregoing premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereto agree as follows:

1.           Section 1(a) of the Rights Agreement is hereby amended by adding as a final sentence thereto the following:

“Notwithstanding any provision in this Rights Agreement to the contrary, none of Party City Holdings, Inc., a Delaware corporation (“Parent”), Confetti Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), any of their stockholders or any of their respective Affiliates and Associates shall be deemed to be an Acquiring Person as a result of (i) the approval, execution, delivery, performance or announcement of that certain Agreement and Plan of Merger, dated as of March 1, 2013, by and among the Company, the Parent and the Merger Sub (as the same may be amended from time to time, the “Merger Agreement”), the Support Agreements (as such term is defined in the Merger Agreement) or any of the other agreements and instruments contemplated by the Merger Agreement, or (ii) the consummation of the Merger (as such term is defined in the Merger Agreement) or the other transactions contemplated by the Merger Agreement.”

2.           Section 1(t) of the Rights Agreement is hereby amended by adding as a final sentence thereto the following:

“Notwithstanding any provision in this Rights Agreement to the contrary, no Stock Acquisition Date shall be deemed to occur as a result of (i) the approval, execution, delivery, performance or announcement of the Merger Agreement, the Support Agreements (as such term is defined in the Merger Agreement) or any of the other agreements and instruments contemplated by the Merger Agreement, or (ii) the consummation of the Merger (as such term is defined in the Merger Agreement) or the other transactions contemplated by the Merger Agreement.”

3.           Section 3(b) of the Rights Agreement is hereby amended by adding as a final sentence thereto the following:

“Notwithstanding any provision in this Rights Agreement to the contrary, no Distribution Date shall be deemed to occur as a result of (i) the approval, execution, delivery, performance or announcement of the Merger Agreement, the Support Agreements (as such term is defined in the Merger Agreement) or any of the other agreements and instruments contemplated by the Merger Agreement, or (ii) the consummation of the Merger (as such term is defined in the Merger Agreement) or the other transactions contemplated by the Merger Agreement.”

4.           Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

“The Rights shall not be exercisable until, and shall become exercisable on, the Distribution Date (unless otherwise provided herein, including, without limitation, the restrictions on exercisability set forth in Sections 7(e) and 23(a) hereof). Except as otherwise provided herein, the Rights may be exercised, in whole or in part, at any time commencing with the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase and certificate on the reverse side thereof duly executed (with signatures duly guaranteed), to the Rights Agent at the principal office of the Rights Agent in New York, New York, together with payment of the Exercise Price for each Right exercised, subject to adjustment as hereinafter provided, at or prior to the Close of Business on the earlier of (i) November 9, 2021 (the “Final Expiration Date”), (ii) the Effective Time (as such term is defined in the Merger Agreement) (but subject to the occurrence of the Effective Time) or (iii) the date on which the Rights are redeemed as provided in Section 23 hereof (such earlier date being herein referred to as the “Expiration Date”).”

5.           A new Section 33 shall be added and shall read as follows:

“Section 33.  Termination.  Immediately prior to the Effective Time (as such term is defined in the Merger Agreement) (but subject to the occurrence of the Effective Time), this Rights Agreement shall be terminated and all outstanding Rights shall expire.  The Company will notify the Rights Agent promptly after the occurrence of the Effective Time of the termination of this Rights Agreement.”

6.           Except as expressly amended hereby, the Rights Agreement remains in full force and effect in accordance with its terms.

7.           This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

8.           This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed an original, and all such counterparts shall together constitute one and the same instrument.  A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.

9.           Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.
10.         Capitalized terms used herein but not defined shall have the meanings given to them in the Rights Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

iParty Corp.

By: /s/ Sal Persiano
Name: Sal Perisano
Title: Chief Executive Officer

Continental Stock Transfer & Trust
Company

By: /s/ Leslie A Deluca
Name: Leslie A. Deluca
Title: Vice President